SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[   ] Preliminary proxy statement.

[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[   ] Definitive additional materials.

[  ] Soliciting material under Rule 14a-12.

RENTRAK CORPORATION

        (Name of Registrant as Specified in its Charter)

         (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]     No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)        Amount Previously Paid:

    (2)        Form, Schedule or Registration Statement No.:

    (3)        Filing Party:

    (4)        Date Filed:

RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

July 7, 2006

To Our Shareholders:

        Our 2006 Annual Meeting of Shareholders will be held on Thursday, August 17, 2006, at 10:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement. Our 2006 Annual Report is also enclosed.

        Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, and the Board of Directors joins me in hoping that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

Sincerely yours,
/s/ Paul A. Rosenbaum PAUL A. ROSENBAUM Chairman, President and Chief Executive Officer

RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 17, 2006

To the Shareholders of
Rentrak Corporation:

        The Annual Meeting of Shareholders of Rentrak Corporation (“Rentrak”) will be held on Thursday, August 17, 2006, at 10:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, for the following purposes:

1.	To elect a Board of Directors consisting of six members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To hear reports from various officers of Rentrak; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on June 26, 2006 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The proxy statement, proxy card and 2006 Annual Report to Shareholders accompany this Notice.

        Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting if you wish to vote in person.

By Order of the Board of Directors:
/s/ Mark L. Thoenes
MARK L. THOENES
Executive Vice President, Chief Financial Officer and Secretary

Portland, Oregon
July 7, 2006

RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

_____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 17, 2006

_____________________________

Date, Time and Place of Meeting

        The board of directors of Rentrak Corporation (“Rentrak”) is furnishing this proxy statement and the accompanying 2006 Annual Report to Shareholders, notice of annual meeting, and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2006 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held Thursday, August 17, 2006, at 10:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located on the first floor at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220.

Solicitation and Revocation of Proxies

        Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.

        Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying Rentrak 2006 Annual Report to Shareholders are being mailed on or about July 7, 2006 to shareholders of record on June 26, 2006.

Purposes of the Annual Meeting

        The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of six members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To hear reports from various officers of Rentrak; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

        Section 2.3.1 of Rentrak’s 1995 Restated Bylaws, as amended, sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the 1995 Restated Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

        Only shareholders of record at the close of business on June 26, 2006 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 10,709,710 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting; Quorum; Vote Required

        Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming the existence of a quorum, the affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, will be required to elect persons nominated to be directors.

Effect of Abstentions

        If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, only votes cast in favor of a nominee for director will have an effect on the outcome of the election of directors.

Effect of Broker Non-Votes

        If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy but does not vote on a proposal because the nominee does not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of the election of directors.

2007 Shareholder Proposals

        The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders is March 9, 2007. To be considered at the 2007 Annual Meeting of Shareholders, Section 2.3.1 of Rentrak’s 1995 Bylaws, as amended, requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 60 calendar days (or by June 18, 2007) and no earlier than 90 calendar days prior to the first anniversary of the date of the 2006 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

        Rentrak’s 1995 Restated Bylaws, as amended, provide that its board of directors shall consist of six members. The board of directors has nominated the individuals named below to fill the six positions. If for any reason any of the nominees named below should become unavailable for election (an event that the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than six nominees. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

        Our current directors, Judith Allen, Cecil Andrus, George Kuper, Paul Rosenbaum, Ralph Shaw and Stanford Stoddard, have been nominated to stand for re-election as directors. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

        The board of directors has determined that each of the nominees for director named below, other than Mr. Rosenbaum, is an “independent director” under Rule 4200(a)(15) of the Nasdaq listing standards.

        The board of directors recommends a vote “FOR” the election of each of the following nominees for director:

    JUDITH G.  ALLEN (age 49). Ms. Allen is president of Allen Strategies, a media marketing and strategy consulting firm located in Englewood, Colorado. Ms. Allen has been involved in the cable television industry for 17 years, holding positions as senior vice president of MediaOne Group, Inc., senior vice president of marketing and programming of Century Communications, and vice president, affiliate relation at USA Network. She was named one of the twelve most powerful women in cable by Cablevision Magazine in 1999. She received an A.B. in history from Brown University and an M.B.A. from Harvard Business School. Ms. Allen has served as a director of Rentrak since 2004.

        CECIL D. ANDRUS (age 74). Beginning in 1995, Mr. Andrus founded and continues to serve as the chairman of the Andrus Center for Public Policy at Boise State University. Mr. Andrus has also been of counsel to the Gallatin Group, a public policy consulting firm in Boise, Idaho, since 1995. He was elected governor of the State of Idaho for four terms (beginning in 1970, 1974, 1986, and 1990). Mr. Andrus also was the U.S. Secretary of the Interior from 1977 to 1981. Mr. Andrus has served as a director of Rentrak since 2000 and is also a director of Coeur d’Alene Mines Corporation and PCS Edventures!.com, Inc.

        GEORGE H. KUPER (age 65). Mr. Kuper is an independent consultant in the areas of productivity improvement, information system strategy, environmental and energy issues, and public policy and provides advice to small and start-up companies in the chemical, electronics, and software industries. Since 1994, Mr. Kuper has also served as president and CEO of the Council of Great Lakes Industries in Ann Arbor, Michigan. During his career, he has held positions as director of productivity programs at the General Electric Company (1978-83); executive director of the Manufacturing Studies Board of the National Academy of Science (1983-88); and CEO of the U.S.‘s largest applied research laboratory for manufacturing technologies, the Industrial Technology Institute (1988-94). He has served with the Office of the Secretary of Defense, the Committee for Economic Development, the National Association of Manufacturers, and the U.S. Chamber of Commerce. Mr. Kuper was a founder of the National Center for Manufacturing Sciences and executive director of the National Center for Productivity, a Presidential appointment. Mr. Kuper has served as a director of Rentrak since 2000.

        PAUL A. ROSENBAUM (age 63). A significant shareholder in Rentrak since 1994, Paul Rosenbaum was elected in September 2000 to serve as the company’s Chairman of the Board and Chief Executive Officer. During his career as a legislator and in private practice, Mr. Rosenbaum acquired extensive knowledge of U.S. banking and insurance law. He served in the Michigan Legislature from 1972 to 1978, during which he chaired the House Judiciary Committee, was legal counsel to the Speaker of the House and wrote and sponsored the Michigan Administrative Procedures Act. Additionally, Mr. Rosenbaum served on the National Conference of Commissioners on Uniform State Laws, as vice chairman of the Criminal Justice and Consumer Affairs Committee of the National Conference of State Legislatures, and on a committee of the Michigan Supreme Court responsible for reviewing local court rules. From 1980 to 1986 he served on the Board of Trustees of Springfield College. Mr. Rosenbaum also is the CEO of SWR Corp., which he founded in 1994. SWR Corp. is based in Michigan and designs, sells, and markets specialty industrial chemicals.

    RALPH R. SHAW (age 67). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of four venture capital funds beginning in 1983. Mr. Shaw received a B.A. in public accounting from Hofstra University and a J.D. from New York University’s School of Law. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. He is also a director of Schnitzer Steel Industries, Inc., and chairs its compensation committee. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004.

    STANFORD C. “BUD” STODDARD (age 75). Mr. Stoddard has been chairman of LaGrande Capital, L.L.C., a financial consulting firm with offices in Southfield, Michigan, since his retirement more than five years ago. During his 30-year banking career, Mr. Stoddard was president of Michigan National Bank of Detroit, chairman of Michigan National Bank, and founder, president and chairman of Michigan National Corporation, the parent bank holding company of the banks. He is currently chairman of MTC Capital Corporation, the holding company for Michigan Trust Bank. He graduated from the University of Michigan with a B.A. in business administration. Mr. Stoddard has served as a director of Rentrak since 2001.

COMMITTEES AND MEETINGS OF THE BOARD

        The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2006, the board of directors held four meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2006.

        The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors, including our annual meetings of shareholders. All directors attended the annual meeting held in August 2005.

Audit Committee

        The Audit Committee’s activities are governed by a formal written charter revised by the board of directors on June 25, 2004. A copy of the Audit Committee charter is available on Rentrak’s website under “Investor Relations” at www.rentrak.com. The Audit Committee held five meetings during the fiscal year ended March 31, 2006.

        The Audit Committee is currently comprised of Mr. Andrus (Chair), Mr. Shaw and Mr. Stoddard, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards. The board of directors has determined that Mr. Shaw is qualified to be an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

        The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent auditors, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent auditors. The Audit Committee is also responsible for establishing procedures for the receipt and handling of complaints about accounting and auditing matters and for reviewing potential conflicts of interest and reports of ethical violations regarding Rentrak’s directors, officers and employees.

Compensation Committee

        The Compensation Committee is currently comprised of Ms. Allen (Chair), Mr. Andrus and Mr. Shaw. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive employees. The Compensation Committee is governed by a written charter approved by the board of directors on June 25, 2004. The charter is available on Rentrak’s website under “Investor Relations” at www.rentrak.com. During the fiscal year ended March 31, 2006, the Compensation Committee held six meetings.

Nominating and Governance Committee

        The Nominating and Governance Committee (the “Nominating Committee”) is comprised of Mr. Kuper as Chair and Ms. Allen and Mr. Andrus as its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating Committee is governed by a written charter approved by the board of directors on June 25, 2004. The charter is available on Rentrak’s website under “Investor Relations” at www.rentrak.com. The Nominating Committee held four meetings during the fiscal year ended March 31, 2006.

        The Nominating Committee is responsible for identifying individuals qualified to become directors of Rentrak and recommending to the board of directors candidates for election and for recommending individuals to serve on each board committee. It is also responsible for developing for board approval a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.

        The Nominating Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will take into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment.

        In determining whether to recommend nomination of current directors for re-election, the Nominating Committee will perform periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak.

        When the Nominating Committee is required to identify new director candidates, because of a vacancy or a desire to expand the board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

        The Nominating Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating Committee, in care of Mark L. Thoenes, Executive Vice President, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources.

Finance Committee

        The Finance Committee is comprised of Mr. Shaw (Chair), Ms. Allen and Mr. Kuper. It is responsible for evaluating strategic and operational financial issues facing Rentrak. During the fiscal year ended March 31, 2006, the Finance Committee met four times.

CODE OF ETHICS

        Rentrak has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to its chief executive officer, president, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Investor Relations” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

        Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of Mark L. Thoenes, Executive Vice President, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Such communications will be forwarded unopened to the individual occupying that position. The Chair of the Nominating Committee will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of June 26, 2006, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of 5% or more of Rentrak’s outstanding shares of common stock, (ii) each director and nominee for election as a director of Rentrak, (iii) Rentrak’s Chief Executive Officer, and the next four most highly compensated executive officers who were employed by Rentrak at March 31, 2006, and (iv) the present directors and executive officers of Rentrak as a group.

	Shares Beneficially Owned
Name	Number (1)		Percentage (1)
Judith Allen	20,000		*
Cecil Andrus	58,500		*
Ron Giambra	15,000		*
Cathy Hetzel	20,000		*
George Kuper	60,000		*
Kenneth Papagan	87,550		*
Paul Rosenbaum	520,150		4.7%
Ralph Shaw	28,262		*
Stanford Stoddard	99,650	(2)	*
Amir Yazdani	213,290		2.0%
All Executive Officers and Directors as a group (15 persons)	1,346,013		11.3%
Mark Cuban	605,300	(3)	5.7%
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
Neil Gagnon	547,579	(4)	5.1%
1370 Avenue of the Americas, Suite 2002
New York, New York 10019

* Less than one percent

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his name. All percentages have been calculated based on 10,709,710 shares of Rentrak’s common stock issued and outstanding as of June 26, 2006. In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that can be exercised within 60 days after June 26, 2006, as follows: Judith Allen, 17,500 shares, Cecil Andrus, 50,000 shares; Ron Giambra, 15,000 shares; Cathy Hetzel, 20,000; George Kuper, 60,000 shares; Kenneth Papagan, 87,550 shares; Paul Rosenbaum, 468,750 shares; Ralph Shaw, 17,500 shares; Stanford Stoddard, 10,000 shares; Amir Yazdani, 187,500 shares; and all executive officers and directors as a group, 1,156,550 shares.

(2)	Includes 1,000 shares held by Mr. Stoddard as Trustee of the S.C. Stoddard CRAT and 48,500 shares held by Mr. Stoddard as Trustee of the S.C. Stoddard Trust.

(3)	Mark Cuban filed a Schedule 13G, which has not been amended, reporting as of December 31, 2004, sole voting and dispositive power as to 605,300 shares.

(4)	Neil Gagnon filed a Schedule 13G reporting as of December 31, 2005, sole voting power as to 200,880 shares, shared voting power as to 109,365 shares, sole dispositive power as to 173,743 shares, and shared dispositive power as to 373,836 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a)     of the Securities Exchange Act of 1934 requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Form 3s) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements during fiscal 2006, except as follows: Cecil Andrus, George Kuper, Paul Rosenbaum, Ralph Shaw, Stanford Stoddard, and Judith Allen, each with one late filing on Form 4 relating to one option grant.

EXECUTIVE OFFICERS

        The names, ages, positions and backgrounds of Rentrak’s present executive officers in addition to Paul Rosenbaum are as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Timothy Erwin	37	2000
			Vice President, Sales and Customer Relations. Mr. Erwin has been with Rentrak for over 16 years and, prior to his promotion in June 2000, held positions including Manager of Customer Services and Key Accounts and Sr. Director of Customer Relations. Prior to joining Rentrak, Mr. Erwin was a District Manager for National Video.
Ron Giambra	44	2003
			Senior Vice President, Theatrical. Mr. Giambra joined Rentrak in 2001 as Vice President, Theatrical and now serves as Senior Vice President, Theatrical, since his promotion in early 2003. Prior to joining Rentrak, Mr. Giambra held various management positions with motion picture distribution companies, including Tribune Media from 2000 to 2001, Destination Films in 1999 and 2000, Polygram Film Entertainment from 1997 to 1999, and Orion Films from 1983 to 1997.
Marty Graham	48	2005
			President, PPT Division. Mr. Graham served as Chief Operating Officer, PPT Division from January 2005 until he was promoted to his current position in October 2005. Mr. Graham served as Senior Vice President, Studio Relations from May 2002 through December 2004. Previously, he served Rentrak as Vice President, Product Development beginning in 1991. Mr. Graham joined Rentrak in October 1988 as Director of Product Development. Prior to joining Rentrak, Mr. Graham served as general manager and secretary/treasurer of Pacific Western Video Corporation.
Cathy Hetzel	55	2004
			Senior Vice President, OnDemand Essentials. Ms. Hetzel joined Rentrak in March 2004, following a one-year consulting relationship with Rentrak. Previously, she was senior vice president, business development at Concero, an interactive television, VOD and electronic commerce services company, beginning in March 2000. Prior to that, she was senior vice president of Digital Cable Radio Associates, a partnership of several music recording companies and cable operators.
Allan McLennan	52	2005
			President, AMI Division. Mr. McLennan joined Rentrak in October 2005. Previously, he was a principal in PureMac Advanced Digital Entertainment Media, a media and technology advisory firm. Mr. McLennan has also held prior executive positions in the traditional and advanced media industries, including executive vice president of Lumenati/Net TV, senior vice president and co-creator of Media Station's SelectPlay, and vice president Worldwide and executive producer at World's, Inc. Mr. McLennan has spent 18 years of his career developing and marketing enhanced broadcasting, broadband/IPTV, cable, telephony, satellite and mobile-based services and products for an international roster of companies.
Kenneth Papagan	54	2002
			Executive Vice President, Business Development & Strategic Planning. Prior to joining Rentrak in November 2002, Mr. Papagan held the position as president for Delmar Media.Net, a digital media consulting services firm. From 1997 to 2001, Mr. Papagan held several positions at iXL Inc., an internet consulting firm, including global general manager of one of the enterprise's practice groups, Digital Media and Broadband Solutions. At iXL, clients included AT&T Broadband, Bloomberg Television, Flextech (U.K.), AOL, Fox, CPB and several others. Mr. Papagan's 25-year career in media and entertainment includes having been an executive member of the launch teams of eight television networks including Qube, Nickelodeon, MTV, The Movie Channel, ON TV and The JCPenney Shopping Channel.
		- 8 -
Christopher Roberts	38	2003

			Senior Vice President, Sales & Marketing. Mr. Roberts was promoted to his present position in June 2003. Prior to becoming Vice President, Sales in 1994, which position he held until 2003, Mr. Roberts was Rentrak's National Director of Sales, a position he held beginning in September 1992. Previously, Mr. Roberts worked as an account executive for Rentrak. Prior to that, he was an account executive for National Video.
Mark Thoenes	53	2006
			Executive Vice President and Chief Financial Officer. Mr. Thoenes previously held the position of Senior Vice President and Chief Financial Officer from June 2003 through December 2005. He was appointed Vice President and Chief Financial Officer of Rentrak on January 1, 2001 and served in that position through May 2003. From July 1, 2000, to December 31, 2000, Mr. Thoenes was engaged as an outside consultant to serve as Rentrak's Chief Financial Officer. Prior to joining Rentrak, Mr. Thoenes worked in the healthcare industry for 14 years beginning in 1996 in various financial and operational management positions, most recently as chief operating officer for Physician Partners, Inc. and as chief financial officer for PhyCor of Vancouver, Inc., both health care companies. Mr. Thoenes began his career as a CPA with the public accounting firm Ernst & Young LLP.
Amir Yazdani	46	2001
			Executive Vice President, Information Technology and Chief Information Officer. Mr. Yazdani was promoted to his present position in July 2001. Previously, Mr. Yazdani was Vice President, Management Information Systems of Rentrak's former subsidiary 3PF.COM, Inc., from 1999 to June 2001 and Vice President, Management Information Systems of Rentrak from 1993 to 1999.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation awarded or paid for the three fiscal years ended March 31, 2006, to the Chief Executive Officer and to Rentrak’s other four most highly compensated executive officers (the “Named Executive Officers”) during fiscal 2006.

Summary Compensation Table
Annual Compensation
Name and Principal Position (1)	Fiscal Year Ended March 31,	Salary ($)	Bonus ($)	Other Annual Oompensation (2)	Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation ($)(3)
Paul Rosenbaum	2006	$450,000	$—	$7,658	—	$1,500
Chairman, President and Chief	2005	450,000	—	6,832	75,000	1,500
Executive Officer	2004	459,038	—	3,391	50,000	1,500
Ron Giambra	2006	240,748	40,000	—	—	—
Senior Vice President,	2005	240,000	39,500	—	—	—
Theatrical	2004	223,852	—	—	20,000	—

Cathy Hetzel	2006	251,666	49,000	—	—	1,500
Senior Vice President,	2005	219,168	54,667	—	—	—
OnDemand Essentials	2004	—	22,000	—	20,000	—
Kenneth Papagan	2006	267,500	50,000	—	—	1,500
Executive Vice President,	2005	250,000	42,500	—	—	1,500
Business Development and	2004	175,314	60,000	—	50,000	—
Strategic Planning
Amir Yazdani	2006	235,500	51,000	—	—	3,317
Executive Vice President and	2005	218,000	42,500	—	—	3,195
Chief Information Officer	2004	218,210	—	—	10,000	3,094

(1)	Reflects principal position as of March 31, 2006.

(2)	Represents reimbursement of personal income tax obligations with respect to auto lease payments.

(3)	Amounts disclosed in this column reflect annual matching contributions in the amount of $1,500 under Rentrak’s 401(k) plan. Rentrak also makes payments with respect to a supplemental life insurance and long-term disability plan for Mr. Yazdani; the amount for fiscal 2006 was $1,817.

Stock Option Grants

        Rentrak did not grant any options or stock appreciation rights to the Named Executive Officers during fiscal 2006.

Stock Option Exercises

        The following table sets forth certain information about stock option exercises by each of the Named Executive Officers during the fiscal year ended March 31, 2006, and the value of in-the-money options (e.g., options as to which the market value of Rentrak common stock exceeds the exercise price of the options) held by such individuals on March 31, 2006. The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of Rentrak common stock on March 31, 2006, which was $10.21 per share.

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul Rosenbaum	—	$—	468,750	56,250	$2,718,000	$—
Ron Giambra	—	—	10,000	10,000	33,200	33,200
Cathy Hetzel	—	—	20,000	—	3,200	—
Kenneth Papagan	—	—	87,550	18,750	244,636	97,688
Amir Yazdani	8,129	53,351	170,000	20,000	1,024,870	82,750

Compensation of Directors

        Each non-employee director of Rentrak Corporation (“Rentrak”) receives an annual retainer of $30,000. In addition, the chair of the Compensation Committee receives a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other non-employee director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board or committee meeting they attend in person or by telephone conference call. Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

        Under Rentrak’s 1997 Equity Participation Plan in effect until August 2005, each non-employee director received an automatic grant, at the beginning of each fiscal year, of a stock option exercisable for 10 years, subject to earlier termination if the director ceases to be a director. The option entitles the director to purchase 10,000 shares of Rentrak common stock at a purchase price equal to the fair market value of Rentrak’s stock on the date of grant and becomes exercisable in full one year after the date of grant. Each chair of a board committee simultaneously receives an option to purchase an additional 2,500 shares on the same terms. Accordingly, on April 1, 2005, Ms. Allen, Mr. Andrus, Mr. Kuper and Mr. Shaw each received an option for 12,500 shares and Mr. Stoddard received an option for 10,000 shares. Each of these options was granted at an exercise price of $10.79 per share and became exercisable in full one year after the date of grant.

        The 2005 Stock Incentive Plan, which was approved by Rentrak’s shareholders at the 2005 annual meeting, does not provide for automatic, equity-based grants to non-employee directors. On June 15, 2006, the board of directors, upon the recommendation of the Compensation Committee, approved awards of deferred stock units to each non-employee director of Rentrak. Each award entitles the director to receive 9,000 shares of Rentrak common stock upon retirement as a director or certain other events. The awards have a one-year vesting period. The board of directors also approved annual awards of 9,000 deferred stock units to each non-employee director beginning April 1, 2007, in lieu of the annual option grants previously provided under Rentrak’s 1997 Equity Participation Plan.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        PAUL ROSENBAUM. Rentrak entered into an employment agreement effective October 1, 2001, with Mr. Rosenbaum relating to his employment as Chairman and Chief Executive Officer. The agreement has been extended pursuant to annual renewal provisions to September 30, 2007. In the event of a change in control of Rentrak, the term of the agreement will be automatically extended to December 31 of the third calendar year following the year in which the change in control occurs. A change in control includes (1) the acquisition by a person or group of beneficial ownership of 25% or more of the combined voting power of Rentrak’s then outstanding capital stock, (2) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, and (3) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 75% of the combined voting power of the voting securities of the surviving entity immediately following the transaction, in each case unless the event otherwise constituting a change in control has been approved by two-thirds of Rentrak’s directors then in office. The agreement with Mr. Rosenbaum provides for an annual base salary of $450,000, subject to annual review by the board of directors in its sole discretion as to whether to increase (but not decrease) his base salary level. The agreement also provides for the lease of an automobile for use by Mr. Rosenbaum and for employee benefits available to officers and other management employees generally. Upon termination of Mr. Rosenbaum’s employment by reason of death, his estate will be entitled to a lump sum payment of $500,000 less any amounts payable under any life insurance policies purchased by Rentrak for the benefit of Mr. Rosenbaum’s dependents. Upon termination of Mr. Rosenbaum’s employment by Rentrak without cause or by Mr. Rosenbaum with good reason before a change in control of Rentrak occurs, Mr. Rosenbaum will be entitled to an additional 12 months’ salary and benefits as long as Mr. Rosenbaum does not compete with Rentrak during that 12-month period. Cause is defined as a material breach of the agreement by Mr. Rosenbaum, his failure to comply with Rentrak’s general policies or standards or to perform any job duties, a felony conviction or plea of no contest, or any act by Mr. Rosenbaum constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak. Good reason is defined as Rentrak’s failure to comply with the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Rosenbaum’s position or responsibilities or a reduction in his base salary. Upon termination without cause or for good reason following a change in control and during the term of the agreement, Mr. Rosenbaum will be entitled to a lump sum payment equal to three times his annual base salary plus continuation of benefits for three years, subject to reduction to the extent that Mr. Rosenbaum’s after-tax benefit would be larger as a result of the excise tax on excess parachute payments. No severance benefits are payable if Mr. Rosenbaum’s employment is terminated by Rentrak for cause or voluntarily by Mr. Rosenbaum other than for good reason.

        RON GIAMBRA. In July 2002, Rentrak entered into an employment agreement with Mr. Giambra that provides for his employment as Senior Vice President, Theatrical. As amended, the agreement will expire on June 30, 2007. If a change in control of Rentrak occurs during the term of the agreement, the term will be extended to two years following the change in control. A change in control is defined as described above with respect to Mr. Rosenbaum’s employment agreement, except that the exception for events approved by Rentrak’s board of directors does not apply, the beneficial ownership threshold is 50% rather than 25%, and the sale of Rentrak’s theatrical division to a third party also constitutes a change in control, while a change in a majority of Rentrak’s directors does not. If Mr. Giambra dies, becomes disabled, or terminates his employment voluntarily other than for good reason (as defined), he or his estate will be entitled to accrued salary and other earned compensation through the date of termination and other employee benefits then in effect, plus, in the case of death or disability, accrued bonus for the prior fiscal year to the extent not paid. If his employment is terminated before a change in control of Rentrak occurs, by Rentrak without cause or by Mr. Giambra for good reason, in addition to the compensation payable as described in the preceding sentence upon death or disability, he will be entitled to severance payments equal to his monthly base salary for either 24 months payable in installments or 18 months’ base salary payable in a lump sum, at Mr. Giambra’s election. Severance payments are conditioned upon Mr. Giambra’s execution of a general release of claims against Rentrak. Cause is defined as the commission of an act of fraud, embezzlement, or theft constituting a felony or commission of an act (or failure to act) that is intentionally against Rentrak’s interests and causes Rentrak material injury, in each case as determined by the board of directors after 60 days’ prior written notice to Mr. Giambra of the circumstances believed to constitute cause and an opportunity to make a presentation on his behalf to the board accompanied by legal counsel. Good reason is defined as any reduction in base salary, benefits, severance compensation, the circumstances under which severance would be payable, or Mr. Giambra’s right to participate in Rentrak’s bonus programs or stock-based compensation plans, or any diminution in his title, position or responsibilities. If Mr. Giambra’s employment is terminated at any time within two years after a change in control of Rentrak occurs, either without cause or for good reason, he will be entitled to a lump sum payment equal to 2.99 times his annual base salary, subject to reduction at Mr. Giambra’s election to the extent that his after-tax benefit would be larger as a result of the excise tax on excess parachute payments.

        CATHY HETZEL. Ms. Hetzel entered into an employment agreement with Rentrak as of March 17, 2004, providing for her employment as Senior Vice President, OnDemand Essentials. The agreement will expire on February 28, 2007. If Ms. Hetzel dies or becomes disabled (as defined), she or her estate will be entitled to accrued salary and other earned compensation through the date of termination, plus a pro rated portion of her target bonus amount, and other employee benefits then in effect. If Ms. Hetzel’s employment is terminated before a change in control of Rentrak occurs, by Rentrak without cause or by Ms. Hetzel for good reason, in addition to the compensation payable as described in the preceding sentence, she will be entitled to severance payments equal to her monthly base salary for the lesser of 24 months or the number of full calendar months remaining in the term. Severance payments are conditioned upon Ms. Hetzel’s execution of a general release of claims against Rentrak. Severance payable to Ms. Hetzel will also be reduced by amounts received from a new employer during the severance period. The definition of cause in Ms. Hetzel’s agreement is similar to the definition in Mr. Rosenbaum’s agreement. The circumstances constituting good reason are also similar. If Ms. Hetzel’s employment is terminated during the term of the agreement and after a change in control of Rentrak occurs, either without cause or for good reason, she will be entitled to a lump sum payment equal to two times her annual base salary plus her total bonus compensation for the most recent fiscal year ended prior to the change in control, together with continuation of benefits for two years, subject to reduction to the extent that her after-tax benefit would be larger as a result of the excise tax on excess parachute payments. A change in control is defined as described above with respect to Mr. Rosenbaum’s employment agreement, except that the exception for events approved by Rentrak’s board of directors does not apply. No severance benefits are payable if Ms. Hetzel’s employment is terminated by Rentrak for cause or voluntarily by Ms. Hetzel other than for good reason.

        KENNETH PAPAGAN. Mr. Papagan entered into an amended and restated employment agreement with Rentrak as of January 1, 2004, providing for his continued employment as Executive Vice President, Business Development and Strategic Planning. The agreement will expire on December 31, 2006. If Mr. Papagan dies or becomes disabled (as defined), he or his estate will be entitled to accrued salary and other earned compensation through the date of termination, a lump sum payment equal to 50% of his annual base salary plus a pro rated portion of his target bonus amount, and other employee benefits then in effect. If Mr. Papagan’s employment is terminated before a change in control of Rentrak occurs, by Rentrak without cause or by Mr. Papagan for good reason, in addition to the compensation payable as described in the preceding sentence, he will be entitled to severance payments equal to his monthly base salary for six months plus an additional number of months equal to the number of months remaining in the original term or the renewal term, if applicable. Severance payments are conditioned upon Mr. Papagan’s execution of a general release of claims against Rentrak and will terminate if he breaches noncompete provisions in the agreement. Severance payable to Mr. Papagan will also be reduced by amounts received from a new employer during the severance period. The definition of cause in Mr. Papagan’s agreement is similar to the definition in Mr. Rosenbaum’s agreement. The circumstances constituting good reason are also similar, with the addition of the failure by Mr. Rosenbaum to continue to be Rentrak’s Chief Executive Officer and the relocation of Rentrak’s executive offices by more than 35 miles. If Mr. Papagan’s employment is terminated during the term of the agreement and after a change in control of Rentrak occurs, either without cause or for good reason, he will be entitled to a lump sum payment equal to three times his annual base salary plus two times his total bonus compensation for the most recent fiscal year ended prior to the change in control, together with continuation of benefits for three years, subject to reduction to the extent that his after-tax benefit would be larger as a result of the excise tax on excess parachute payments. A change in control is defined as described above with respect to Mr. Rosenbaum’s employment agreement, except that the exception for events approved by Rentrak’s board of directors does not apply. No severance benefits are payable if Mr. Papagan’s employment is terminated by Rentrak for cause or voluntarily by Mr. Papagan other than for good reason.

        AMIR YAZDANI. Effective July 1, 2001, Rentrak entered into an employment agreement with Mr. Yazdani providing for his employment as Rentrak’s Chief Information Officer. The agreement will expire on June 30, 2008. If Mr. Yazdani dies or becomes disabled (as defined), he or his estate will be entitled to accrued salary and other earned compensation through the date of termination, plus the accrued portion of his target bonus amount for that fiscal year, and other employee benefits then in effect. If Mr. Yazdani’s employment is terminated before a change in control of Rentrak occurs, by Rentrak without cause or by Mr. Yazdani for good reason, in addition to the compensation payable as described in the preceding sentence, he will be entitled to severance payments equal to his monthly base salary for a period of one year following the date of termination. Severance payments are conditioned upon Mr. Yazdani’s execution of a general release of claims against Rentrak. If Mr. Yazdani’s employment is terminated by Rentrak other than for cause within two years after a change in control of Rentrak, he will be entitled to receive payments equal to his monthly base salary for a period of one year following the date of termination, subject to reduction to the extent that his after-tax benefit would be larger as a result of the excise tax on excess parachute payments. The terms “good reason” and “cause” have substantially the same meaning as in Mr. Giambra’s employment agreement described above. A change in control is defined as described above with respect to Mr. Rosenbaum’s employment agreement, except that the exception for events approved by Rentrak’s board of directors does not apply.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The “Report of the Compensation Committee on Executive Compensation” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee of Rentrak is charged with determining the compensation of all executive officers of Rentrak. These decisions are based on Rentrak’s executive compensation philosophy. This compensation philosophy, which has been in place in the Company for a number of years, has four primary principles: (i) linking executive compensation to the creation of sustainable increases in shareholder value; (ii) providing executive compensation rewards contingent upon organizational performance; (iii) differentiating compensation based on individual contribution; and (iv) encouraging the retention of an experienced management team.

        To implement this philosophy, executive compensation has been comprised of three primary components — annual salary, performance bonuses and a long-term incentive program consisting of stock option grants. Ownership of shares of Rentrak’s common stock by executives is encouraged and has formed a significant component of the total executive compensation package. In addition, competitive factors, accounting treatment and Rentrak’s ability to deduct compensation are considered in determining executive compensation.

Deductibility of Compensation

        In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code. This provision limits the deductibility of compensation in excess of $1 million paid to any of a company’s five most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options granted under Rentrak’s 2005 Stock Incentive Plan are structured to qualify as “performance-based compensation” under Section 162(m). Deductibility is, however, only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation philosophy.

Employment Agreements

        Rentrak has entered into employment agreements with each of its executive officers. During fiscal 2006, the Compensation Committee established a policy to limit employment agreements to a one-year term. As existing agreements near their expiration date, replacement agreements are negotiated with officers whose employment with Rentrak will continue. New agreements were entered into with four executive officers during fiscal 2006 pursuant to this policy. Employment Agreements with current executive officers named in the Summary Compensation Table above are described in more detail above under “Executive Compensation—Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Annual Salary

        Base salary rates are generally established initially in each executive officer’s employment agreement and are subject to annual review by the Compensation Committee. Factors considered by the Compensation Committee in establishing and increasing salary levels include the level of duties and responsibilities of each executive officer, the executive officer’s experience and performance, competitive factors in Rentrak’s industry, company performance and Rentrak’s economic prospects. During fiscal 2006, the base salary rates of seven of Rentrak’s executive officers were increased by amounts ranging from 3% to 24% of their prior salary levels, including a 24% increase in Marty Graham’s salary in connection with his promotion to President of Rentrak’s PPT Division, a 20% increase in the salary level of Ken Papagan, Rentrak’s Executive Vice President in charge of new business development, and a 19% increase in the salary of Amir Yazdani, Rentrak’s Chief Information Officer.

Performance Bonuses

        Rentrak has a performance bonus program for executive officers pursuant to which target bonuses can be achieved based on improvement in corporate and personal performance. During 2006, with the review and approval of the Compensation Committee, Rentrak implemented a revamped system of performance bonuses tied in part to corporate, division or department performance and in part to the level of achievement of specific performance parameters established for each individual officer. Under the program, each executive officer is assigned a participation percentage for the portion of the bonus tied to corporate, division or department performance. Such performance is measured by the level of income achieved in excess of a threshold amount established for the fiscal year. Following the end of each fiscal year, Rentrak’s Chief Executive Officer determines, with the approval of the Compensation Committee, the extent to which each executive officer has accomplished his or her target individual performance parameters, expressed as a percentage. Performance bonuses totaling $344,000 were awarded to Rentrak’s nine executive officers other than the Chief Executive Officer under this program for services during fiscal 2006. The Summary Compensation Table above shows the bonus amounts paid to Rentrak’s five most highly compensated executive officers.

Long-Term Equity Incentive Program

        Stock option grants have been historically used to motivate employees to focus on Rentrak’s long-term performance, and Rentrak has long maintained stock option plans for key employees, including all executive officers. In some instances, stock options are granted as required by the terms of an officer’s employment agreement. The size of each option grant is based upon such factors as the employee’s duties, responsibilities, performance, experience and anticipated contribution to Rentrak. One executive officer was granted an option during fiscal 2006 in accordance with the terms of his employment agreement.

        The compensation committee is currently considering the impact of changes in accounting rules for stock-based compensation that became effective, for Rentrak, beginning April 1, 2006. As a result, the compensation committee intends to evaluate and consider various forms of stock-based compensation to be awarded in the future beyond stock option grants.

Compensation of Paul A. Rosenbaum, Chairman, President, and Chief Executive Officer

        Effective October 2001, Rentrak entered into an employment agreement with Paul Rosenbaum which, as extended annually, has a current expiration of September 30, 2007. Mr. Rosenbaum’s annual base salary for fiscal 2006 was $450,000, the same rate as in effect for fiscal 2005 and 2% below his annual salary level for fiscal 2004. The base salary rate was established based on Mr. Rosenbaum’s prior work experience and expectations, compensation levels at companies of similar size and scope, and Rentrak’s financial performance over the past two fiscal years. At Mr. Rosenbaum’s request, he was not paid an incentive bonus for his services during fiscal 2006. Additionally, Mr. Rosenbaum was not granted any stock options in fiscal 2006.

Submitted by the Compensation Committee of the Board of Directors:

Judith Allen (Committee Chair)
Cecil Andrus
Ralph Shaw

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF RENTRAK
CORPORATION, NASDAQ MARKET INDEX, AND PEER GROUP

        The chart on the next page compares the five year cumulative total return on Rentrak’s common stock with that of the NASDAQ Market index, and a group of peer companies selected by Rentrak. The chart assumes $100 was invested on March 31, 2001, in Rentrak’s common stock, the NASDAQ Market index, and the peer group, and that any dividends were reinvested. The peer group is composed of the companies within the video distribution business as follows: Hastings Entertainment, Inc., Blockbuster, Inc., Movie Gallery, Inc., and Netflix, Inc. The peer group has changed from the 2005 Proxy Statement with the addition of Netflix and the removal of Hollywood Video due to its acquisition by Movie Gallery in April 2005.

        The following chart shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Measurement Period (Fiscal Year Covered)	Rentrak Corp.	NASDAQ Market Index	Rentrak-Selected Peer Group
Measurement PT - 3/31/01	$100.00	$100.00	$100.00
3/31/02	$189.83	$100.61	$169.71
3/31/03	$139.39	$73.47	$128.03
3/31/04	$237.82	$109.75	$166.30
3/30/05	$300.44	$110.68	$123.92
3/31/06	$276.87	$130.62	$95.24

REPORT OF THE AUDIT COMMITTEE

        The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for the Company’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent auditors and management the audited financial statements for fiscal 2006. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of the Company’s financial statements, management’s assessment of the Company’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence.

        Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2006, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Cecil Andrus (Committee Chair)           Ralph Shaw           Stanford Stoddard

SELECTION OF INDEPENDENT AUDITORS

        From May 9, 2002, until August 23, 2004, Rentrak’s independent registered public accountants were KPMG LLP. On August 23, 2004, Rentrak was advised by KPMG LLP that it resigned as Rentrak’s independent registered public accounting firm. Rentrak’s audit committee accepted KPMG’s resignation. KPMG LLP’s reports on the consolidated financial statements of Rentrak and subsidiaries for the fiscal year ended March 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC, except that KPMG’s report dated July 9, 2004 contained a separate paragraph which made reference to Rentrak’s restatement of its consolidated financial statements for the period ended March 31, 2003. A copy of a letter addressed to the SEC from KPMG LLP stating that it agreed with the above statements was attached as Exhibit 16.1 to Form 8-K filed by Rentrak with the SEC on August 27, 2004.

        Upon the acceptance of KPMG’s resignation, Rentrak began the search for a new independent registered accounting firm for Rentrak’s fiscal year ended March 31, 2005. On October 28, 2004, Rentrak engaged the firm of Grant Thornton LLP to audit Rentrak’s financial statements as its new principal independent auditors. The Audit Committee directed the process of review of candidate accounting firms and made the final decision to engage Grant Thornton LLP. Rentrak engaged Grant Thornton LLP as its independent registered accounting firm for the fiscal year ended March 31, 2006 as well. During Rentrak’s fiscal year ended March 31, 2004, and the subsequent interim period prior to engaging Grant Thornton LLP, Rentrak did not consult with Grant Thornton LLP regarding (1) the application of accounting principles to a specified transaction, whether completed or proposed, (2) the type of audit opinion that might be rendered on Rentrak’s financial statements, or (3) any matter that was either the subject of a “disagreement” or a “reportable event” (as such terms are defined in Item 304 (a) (1) (iv) and (v) of Regulation S-K).

        The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for the Company’s fiscal year ending March 31, 2007. No approval or ratification of the choice of independent auditors by the shareholders is required by applicable law or regulation or Rentrak’s governing documents. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions.

MATTERS RELATING TO OUR AUDITORS

Fees Paid to Principal Independent Auditors

        The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2006 and 2005:

	2006	2005
Audit Fees(1)	$224,455	$182,000
Audit Related Fees(2)	196,100	225,000
Tax Fees(3)	89,570	—
All Other Fees(4)	—	2,500

(1)	Consists of fees for professional services rendered for the audit of Rentrak’s annual financial statements and for review of financial statements included in quarterly reports on Form 10-Q.

(2)	Refers to assurance and related services that are reasonably related to the audit or review of Rentrak’s financial statements or internal control over financial reporting and that are not included in audit fees.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns.

(4)	Consists of consulting services related to the accounting for an investment made by Rentrak.

Pre-Approval Policy

        The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2006 and 2005 were pre-approved by the Audit Committee.

FINANCIAL INFORMATION

        A copy of Rentrak’s 2006 Annual Report on Form 10-K, including audited financial statements, is being sent to shareholders with this proxy statement.

INFORMATION CONCERNING THE SOLICITATION

        Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone, facsimile, or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses.

By Order of the Board of Directors,
/s/ Mark L. Thoenes
Mark L. Thoenes
Executive Vice President, Chief Financial Officer and Secretary

Portland, Oregon
July 7, 2006

RENTRAK CORPORATION

2006 ANNUAL MEETING OF SHAREHOLDERS

        This proxy is solicited on behalf of the board of directors of Rentrak Corporation (“Rentrak”).

        The undersigned hereby appoints each of Paul A. Rosenbaum and Mark L. Thoenes as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated below, all the shares of Rentrak common stock held of record by the undersigned on June 26, 2006, at the annual meeting of the shareholders to be held at Rentrak’s executive offices, located on the first floor at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, on August 17, 2006, at 10:00 a.m., Pacific Daylight Time, or any adjournments or postponements thereof.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1.

Proposal 1: Election of Directors

The board of directors unanimously recommends a vote FOR each of the nominees named below.

Nominees: Judith G. Allen, Cecil D. Andrus, George H. Kuper, Paul A. Rosenbaum, Ralph R. Shaw, Stanford C. Stoddard	|_| FOR election of all director nominees (except as noted below)	|_| WITHHOLD vote from all nominees

To withhold authority to vote for any individual nominee, identify the nominee in the space below:
Exceptions:__________________________________________________________________

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: _____________________, 2006
Signature____________________________	Signature if held jointly_______________________

        Please mark, sign, date and return the proxy using the enclosed envelope.